SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 17, 2005

                         BULLION RIVER GOLD CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     Nevada
                         (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)


                               33-85414 98-0377992
                               -------- ----------
                     COMMISSION FILE NUMBER (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                1325 Airmotive Way, Suite 325, Reno, Nevada 89502
               -------------------------------------------- -----
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                    ISSUER'S TELEPHONE NUMBER: (775) 324-4881




          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

8.01     Other Events

         This periodic report on Form 8-K is being filed to report certain transactions in the Company's Common Stock that may be of interest to shareholders.

         In March 2005, Ms. Kristie Kuhn, wife of the Company's CEO, Peter Kuhn, entered into a loan agreement with a third party lender for a three year term loan of approximately $630,000. Pursuant to the loan agreement, Ms. Kuhn provided the lender with a non-recourse promissory note and pledged One Million shares of Common Stock of the Company held in her name as collateral for the loan. The loan agreement requires return of 1,000,000 shares of common stock of the Company to Ms. Kuhn if the loan is paid off. The shares have been reported in the Company's reports as being beneficially owned indirectly by Mr. Kuhn. Upon consummation of the loan, the pledged shares were transferred into the name of the lender/pledgee.

         The Company understands that during the time of May 2, 2005 through June 10, 2005 more than 500,000 of the shares pledged and transferred by Ms. Kuhn to the lender/pledgee were sold in the public market by the lender/pledgee or a broker to whom the lender/pledgee transferred the shares. The Company believes that the pledge/transfer by Ms. Kuhn and/or the following sales into the public market may have been in violation of Section 5 of the Securities Act of 1933, as amended ("Securities Act").

         The company has directed the transfer agent not to transfer any of the pledged shares without an opinion of counsel designated or approved by the Board of Directors that the shares are subject to an effective registration statement under the Securities Act or that the transfer is exempt from registration under the Securities Act and any applicable state law. The Company and Mr. and Ms. Kuhn have agreed that Mr. and Ms. Kuhn will reimburse the Company for any expenses incurred in investigating this matter and in engaging counsel to advise it with respect to this matter, and to indemnify and hold the Company harmless from any liability that the Company may incur with respect to this matter.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 17, 2005

                                        BULLION RIVER GOLD CORPORATION

                                        /s/ Peter M. Kuhn
                                        --------------------------
                                        Peter M. Kuhn
                                        Director and CEO and CFO